OTCQX: DYNR WWW.DYNARESOURCE.COM

DynaResource Reports Q1 2026 Results at the San Jose de Gracia Mine

All figures in United States Dollars (“USD”).

IRVING, TX / May 15, 2026 / DYNR-DynaResource, Inc. (OTCQX:DYNR) (“DynaResource”, or the “Company”) is pleased to report results for the three months ending March 31, 2026 (“Q1 2026”) at the San Jose de Gracia (“SJG”) Mine located in the center of the Sierra Madre Occidental belt in Mexico. Results for the quarter demonstrate continued improvements to profitability marking six consecutive quarters of positive adjusted EBITDA.

Q1 2026 Highlights:

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Revenue for Q1 2026 totaled $18.0 million, up 31% over $13.7 million in Q1 2025 and up 22% over $14.8 million in Q4 2025
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Q1 2026 Net Income of $2.5 million was up significantly from $0.6 million in Q1 2025 and $1.4 million in Q4 2025
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Sixth consecutive quarter of positive adjusted EBITDA with $6.0 million in Q1 2026, up 161% from $2.3 million in Q1 2025 and up 28% from $4.7 million in Q4 2025
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Gold production of 4,840 ounces was down 16% from 5,781 ounces in Q1 2025 and 5% from 5,080 ounces in Q4 2025
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Milled throughput of 69,816 tons in Q1 2026 was up 4% from 67,374 tons in Q1 2025 and 7% from 65,275 tons in Q4 2025
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Daily mill throughput average of 767 tonnes per day, up 4% from 740 tons per day in Q1 2025 and up 8% from 710 tons per day in Q4 2025
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Head grade of 2.90 g/t gold was down compared to both comparative quarters

“Results from the first quarter reflect the continued progress we are making at San Jose de Gracia as we continue with operational optimization initiatives at the mine,” stated Rohan Hazelton, President & CEO of DynaResource, Inc. “While lower head grades impacted gold production during the quarter, improvements in mill throughput, development rates, overall operational efficiencies and a strong gold price contributed to significantly stronger financial performance, including meaningful growth in revenue, net income and adjusted EBITDA. The continued performance and first full quarter of the new gravity recovery circuit, combined with increased mining flexibility from ongoing underground development, is positioning the operation for greater consistency and long-term improvement. We remain focused on disciplined execution, cost management and advancing development in key areas of the mine as we work to further unlock the value and potential of the SJG operation.”

Quarterly Results for the Three Months Ended March 31, 2026 and 2025:

		Three Months Ended
Key Operating Information	Unit	March 31, 2026	March 31, 2025

Operating Data
Ore mined	t	75,238	64,032
Mining rate	tpd	827	704

Ore Milled	t	69,816	67,374
Mill Throughput	tpd	767	740

Grade	g/t	2.90	3.63
Recovery Au	%	73.77%	73.80%
Gold Ounces Produced	oz	4,840	5,781
Gold Ounces Sold	oz	4,529	5,609

(1)
Gold concentrate sold during the period is not equal to gold concentrate recovered during the period due to timing of shipments to buyer, and due to buyer’s payability discount for the purchase of gold concentrate, and due to any adjustment from dry weight and assay in provisional settlements with the final assays.

		Three Months Ended
Corporate Financial Highlights	Unit	March 31, 2026	March 31, 2025

Key Financial Data
Total revenue		$18,047,699	13,696,401
Total operating expenses		$11,141,566	10,334,204
Gross Profit		$6,906,133	3,362,197
Net income (loss)		$2,534,145	601,376
Operating cash flows before change in non-cash working capital items		$4,586,440	1,507,734
Changes in working capital		$(2,548,292)	317,371
Cash flow provided by operating activities		$2,038,148	1,825,105

Operational Performance Overview

During Q1 2026, the Company continued to advance the optimization program at the SJG mine. This program is focused on increasing process plant throughput and recoveries, improving maintenance and equipment utilization, and ultimately enhancing operational efficiencies and profit margins at the SJG mine. Operational results for Q1 2026 showed improvement across several critical operational metrics, in particular mill ore processing tonnes per day and resulting unit costs per tonne due to the ongoing optimization program.

The capital works program to add a primary gravity gold circuit to the processing plant involved the installation of three new Falcon gravity concentrators installed downstream of the ball mills to recover the significant portion of the free gold present in the San Pablo, San Pablo Sur, Tres Amigos and La Mochomera deposits. The three new Falcon concentrator units are performing as designed recovering approximately 30% of the gold in a specific gravity gold concentrate (average ~300 g/t Au) which achieves a higher payability factor. The target for 2026 is for the process plant to achieve a processing rate between 750 to 800 tpd.

Process plant reliability during the quarter was on target at 91%, which included several planned major maintenance shutdowns. Milled ore for Q1 2026 was 69,816 tons (approximately 767 tons per day) within the target objective for 2026 of between 750 to 800 tons per day. With the current high ball mill availability, the Company is evaluating cost-effective strategies to utilize additional processing capacity of approximately 50 wet tons per day. Gold metal recoveries for the quarter averaged 74%, similar to the 74% gold recovery achieved in Q1 2025. Higher gravity gold recovery in the quarter was offset by lower head grades.

During Q1 2026, metal production totaled 4,840 ounces of gold compared to 5,781 ounces in Q1 2025. The average gold feed grade was 2.90 g/t for Q1 2026 compared to 3.63 g/t for Q1 2025. Overall gold production was at low end of expectations due to lower feed grades.

Mine development for Q1 2026 was on budget with 3,219 meters of development completed, compared to 3,172 meters in Q4 2025. The completion of new development drifts enabled the Company to maintain more than 20 stopes in production by the end of the quarter. This additional mining flexibility is expected to positively impact ore tonnage and grades in 2026. The Company has also completed a capital works program to enhance mine ventilation across all three mines which included connecting the Mochomera and San Pablo Sur mines which has had an immediate impact on the working environment. Improved ventilation time has resulted in an improvement in working conditions and faster re-entry times following blasting activities. Planning for a central Raise Bore ventilation shaft was cancelled due to unfavorable geotechnical conditions and this planned ventilation location was moved to Palo Chinos. This capital works program will involve approximately 100 metres of decline development and in addition to helping ventilation will bring mine development closer to the Purisima historical works. Numerous exploration targets have been identified in this southern area of the mineral field. This ventilation development will also be a platform for underground exploration.

Detailed Activities by Deposit:

Tres Amigos

Original mine planning at Tres Amigos anticipated closure by the end of Q1 2025. However, geological reinterpretations and targeted short exploration drifts identified two additional mineralized structures – the Victoria and Alexa veins – located within 40 meters of existing underground infrastructure.

To date approximately 45,000 tonnes of high-grade ore have been extracted from this high-grade structure. In addition, a new ore drive was completed on the upper levels of the Tres Amigos North Zone which is an area well known for free gold occurrences, providing access to a new high-grade ore face. Mining from this face is expected to continue throughout 2026. This new access will also enable future diamond drilling to test the north and south extensions of the deposit, with the goal of increasing inventory. In Q1, 2026 approximately 37% of the process plant feed was sourced from the Tres Amigos area.

San Pablo Viejo and San Pablo Sur

Throughout Q1 2026, the Company continued mining multiple faces at the San Pablo and San Pablo Sur deposit while advancing development toward the deeper southern extensions of these deposits. San Pablo and San Pablo Sur are expected to be minor sources of gold production through 2026, with approximately 15% of the process plant feed sourced from these workings. There is the additional upside potential in these deposits and what is particularly promising is the South Extension at the 500 level, which could yield high-grade ("Bonanza”-style) gold mineralization in the short to mid-term.

La Mochomera

The La Mochomera vein is also expected to be a significant source of gold production in 2026, and in Q1 2026 the Mochomera mine development provided approximately 48% of the process plant ore feed, with especially promising high-grade potential at depth. During 2025, development activities intersected a previously unrecognized high-grade mineralized structure, now designated as the "532 Vein” and mine extraction from this vein in Q1 2026 added to the La Mochomera production profile.

Outlook

With the development progress achieved in Q4 2025 and the increase in mining faces now available to the Company, management remains confident in the ongoing progress and long-term performance of the SJG mine. The Company’s focus for 2026 is to improve production and grade through the implementation of additional and ongoing operational enhancements and development work.

While the Company made significant headway in 2025, optimization efforts will continue to focus on improving gold ore grades to the mill, throughput rates, and recoveries. San Pablo Sur, San Pablo, La Mochomera, Palos Chinos and the Tres Amigos ore bodies are expected to remain the main contributors to production in the year ahead. Further development in these areas will also be a key focus to access additional high-grade zones and additional mining faces.

A new tailings dam was completed during Q3 2024, with an estimated storage capacity of 670,751 cubic meters, distributed over four stages to accommodate up to three years of additional tailings. The third-stage facility is currently in use, and planning for construction of the fourth stage is underway. The Company has also begun evaluating a potential location for a third tailings storage facility at the SJG mine. These studies include environmental and geotechnical surveys to identify a preferred site.

Although the Company has incurred positive net income and net cash inflows from operating activities for the three months ended March 31, 2026, there were many expenditures associated with investing activities which were made that were not expended for the production of revenue during the current period, such as underground development and mine expansion costs. If these expenses had not been made, the Company’s net decrease in cash would have been minimized. Future capital requirements will depend on many factors, including the Company’s rate of mining, milling, and exploration activities and growth. To the extent that existing capital and revenue growth are not sufficient to fund future activities, the Company may need to raise capital through additional equity or debt financings. Additional funds may not be available on terms favorable to the Company or at all. Failure to raise additional capital, if needed, could have a material adverse effect on the Company’s financial position, results of operations and cash flows.

On behalf of the Board of Directors of DynaResource, Inc.
Rohan Hazelton
President & CEO

About DynaResource, Inc.

DynaResource, Inc. is a junior gold mining producer trading on the OTCQX under the symbol “DYNR”. DynaResource, Inc. is actively mining and expanding the historic San Jose de Gracia gold mining district in Sinaloa, Mexico.

For Information on DynaResource, Inc. please visit www.dynaresource.com, or contact:

Investor Relations:
Katherine Pryde, Investor Relations Manager

+1 972-869-9400
info@dynaresource.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 27 A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Certain information contained in this news release, including any information relating to future financial or operating performance may be deemed “forward-looking”. All statements in this news release, other than statements of historical fact, that address events or developments that DynaResource expects to occur, are “forward-looking information”. These statements relate to future events or future performance and reflect the Company’s expectations regarding the future growth, results of operations, business prospects and opportunities of DynaResource. These forward-looking statements reflect the Company’s current internal projections, expectations or beliefs and are based on information currently available to DynaResource. In some cases, forward-looking information can be identified by terminology such as “may”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “projects”, “potential”, “scheduled”, “forecast”, “budget” or the negative of those terms or other comparable terminology. Certain assumptions have been made regarding the Company’s plans at the San Jose de Gràcia property. Many of these assumptions are based on factors and events that are not within the control of DynaResource and there is no assurance they will prove to be correct. Such factors include, without limitation: capital requirements, fluctuations in the international currency markets and in the rates of exchange of the currencies of the United States and México; price volatility in the spot and forward markets for commodities; discrepancies between actual and estimated production, between actual and estimated reserves and resources and between actual and estimated metallurgical recoveries; changes in national and local governments in any country which DynaResource currently or may in the future carry on business; taxation; controls; regulations and political or economic developments in the countries in which DynaResource does or may carry on business; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits, diminishing quantities or grades of reserves; competition; loss of key employees; additional funding requirements; actual results of current exploration or reclamation activities; changes in project parameters as plans continue to be refined; accidents; labor disputes; defective title to mineral claims or property or contests over claims to mineral properties. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance, to cover these risks) as well as those risks referenced in the Annual Report on Form 10-K for DynaResource available at www.sec.gov. Forward-looking information is not a guarantee of future performance and actual results, and future events could differ materially from those discussed in the forward-looking information. All of the forward-looking information contained in this news release is qualified by these cautionary statements. Although DynaResource believes that the forward-looking information contained in this news release is based on reasonable assumptions, readers cannot be assured that actual results will be consistent with such statements. Accordingly, readers are cautioned against placing undue reliance on forward-looking information. DynaResource expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, events or otherwise.

NON-GAAP FINANCIAL PERFORMANCE MEASURES

We have included adjusted EBITDA as a supplemental measure of our performance in this press release. In the gold mining industry, adjusted EBITDA is a common performance measure but does not have any standardized meaning and is considered a non-GAAP financial measure. We define adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) provision for taxes, and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of adjusted EBITDA to net income (loss):

		Three Months Ended
Adjusted EBITDA	Unit	March 31, 2026	March 31, 2025

Net income (loss)		$2,534,145	601,376
Added back:
Depreciation, amortization and depletion		544,394	190,320
Accretion expense		34,640	4,986
Interest expense		398,513	376,834
Other expense (income) items		898,899	(67,358)
Tax expense		1,398,627	916,654
Stock-based compensation expense		183,179	251,707
Adjusted EBITDA		$5,992,397	2,274,519

We use adjusted EBITDA to evaluate our business on an ongoing basis and believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors use non-GAAP measures, such as adjusted EBITDA to evaluate our performance and ability to generate cash flow. We also report this measure to provide investors and analysts with useful information about our underlying costs of operations and clarity over our ability to finance operations and capital activities separately from other activities. Accordingly, it is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations include:

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adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
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adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
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adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
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although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;
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non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period;

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adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and
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Other companies in our industry may calculate their adjusted EBITDA differently than we do, limiting the usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA only supplementally.